Exhibit 99.1

        BSD Medical Receives Escrow Payment Released From TherMatrx Sale

     SALT LAKE CITY, Feb. 1 /PRNewswire-FirstCall/ -- BSD Medical Corp. (OTC Bulletin Board: BSDM) today announced that the company has received a payment of $881,141 in funds released from an escrow account that had retained a portion of the company's initial cash settlement from the sale of TherMatrx, Inc. to American Medical Systems. At the time of the sale in July 2004, BSD received $8,974,744 after escrow funds were withheld from the initial payment for the TherMatrx transaction. With the release of escrow funds, the initial payment settlement has increased to $9,855,885.

     At the time of the closing of the TherMatrx sale, the company projected that the payment for its initial cash settlement would be approximately $9 million after the withholding of escrow funds and the payment of other initial obligations. At the same time the company offered several scenarios for the total payout, including contingency payments, that would be made to the company based on TherMatrx sales between July 2004 and the close of calendar 2005. Contingency payments are of course not guaranteed, but are based on TherMatrx sales through the earn-out period.

     The first projection was that if TherMatrx sales remained flat from their run-rate prior to the sale, the total payout to BSD would be approximately $30 million. The second projection was that since the sale of TherMatrx products had been increasing substantially year-on-year, that growth trend would continue during the earn-out period, to provide an estimated payout of about $40 million, including the initial settlement payment. The third projection was that if TherMatrx sales accelerated faster than the trend prior to the sale, the total payout could exceed $40 million, up to a potential payout cap of about $62 million.

     As the initial payment settlement must be earned out before contingency payments begin, no quarterly contingency payments have yet been made. Once contingency payments are earned in excess of the initial payment, they are to be paid quarterly. No accounting has yet been made for TherMatrx sales made through year-end 2004.

     BSD Medical Corporation is a leading developer of microwave and radio frequency systems for thermal medicine applicable to the treatment of cancer, benign diseases and other medical conditions. BSD developed the technology used by TherMatrx to treat complications resulting from enlarged prostate that affect most men over age 50. For more information about BSD Medical Corp. and its innovations visit www.BSDMC.com.

     Statements contained in this press release that are not historical facts are forward looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements, including statements that project the total payout from the sale of TherMatrx, are subject to risks and uncertainties, some of which are detailed in part in the Company's filings with the Securities and Exchange Commission.

SOURCE  BSD Medical Corporation
    -0-                             02/01/2005
    /CONTACT: Hyrum A. Mead of BSD Medical Corporation, +1-801-972-5555, or fax, +1-801-972-5930, investor@bsdmc.com/
    /FCMN Contact: tiffany@bsdmc.com /
    /Web site:  http://www.bsdmc.com /